                                                                   Exhibit 12.1

                           PARKER-HANNIFIN CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                           Six months ended
                                             December 31,                            Fiscal Year Ended June 30,
EARNINGS                                   1997          1996         1997          1996         1995          1994         1993
--------                              --------------------------     ---------------------------------------------------------------
Income from continuing operations
  before income taxes                     $231,899      $161,982     $424,867      $374,479     $348,407      $112,449     $108,066
Add:
Interest on indebtedness, exclusive of
  interest capitalized in accordance
  with FASB #34 and interest on
  ESOP loan guarantee                       23,371        24,115       46,373        35,665       28,884        34,687       43,055
Amortization of deferred loan costs            148           141          286           146          128           297          237
Portion of rents representative of
  interest factor                            5,551         4,983       11,102         9,966        8,791         7,157       10,299
Equity share of losses of companies
  for which debt obligations are not
  guaranteed                                  ----           331        1,327           513          392         1,359        1,566
Amortization of previously
   capitalized interest                        151           109          220           219          216           217          206
                                      --------------------------     ---------------------------------------------------------------
                   Income as adjusted     $261,120      $191,661     $484,175      $420,988     $386,818      $156,166     $163,429
                                      ==========================     ===============================================================
FIXED CHARGES
-------------
Interest on indebtedness, exclusive of
  interest capitalized in accordance
  with FASB #34 and interest on
  ESOP loan guarantee                     $ 23,371      $ 24,115     $ 46,373      $ 35,665     $ 28,884      $ 34,687     $ 43,055
Capitalized interest                          ----           165          272           538          283           298           32
Amortization of deferred loan costs            148           141          286           146          128           297          237
Portion of rents representative of
  interest factor                            5,551         4,983       11,102         9,966        8,791         7,157       10,299
                                      --------------------------     ---------------------------------------------------------------
                        Fixed charges     $ 29,070      $ 29,404     $ 58,033      $ 46,315     $ 38,086      $ 42,439     $ 53,623
                                      ==========================     ===============================================================

RATIO OF EARNINGS TO FIXED
--------------------------
CHARGES                                       8.98x         6.52x        8.34x         9.09x       10.16x         3.68x        3.05x
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